UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

Northfield Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35791	80-0882592
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

581 Main Street, Woodbridge, New Jersey	07095
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (732) 499-7200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02    Departure of directors or certain officers; Election of directors; Appointment of certain officers; Compensatory arrangements of certain officers

In accordance with the completion of the acquisition described in Item 8.01, below, Patrick L. Ryan, the Chairman of Hopewell Valley Community Bank (Hopewell Valley), has been added to the boards of directors of Northfield Bancorp, Inc. (the Company) and Northfield Bank. Mr. Ryan will serve as a consultant through September 1, 2016, to assist in the integration of the two companies. Mr. Ryan will not serve on any board committees until completion of his consulting contract in September, 2016, at which time the board will determine any such committee assignments. Information with respect to the consulting agreement and other information related to Mr. Ryan becoming a director of the Company and Northfield Bank can be found in the definitive proxy statement-prospectus dated November 3, 2015 with respect to the special meeting of shareholders of Hopewell Valley, filed by the Company with the Securities and Exchange Commission on November 10, 2015.

Item 8.01    Other Events

Effective after the close of business on January 8, 2016, the Company completed its acquisition of Hopewell Valley in a cash and stock transaction. As of September 30, 2015, Hopewell Valley reported total assets of $502 million, deposits of $449 million, and equity of $47 million.

Hopewell Valley shareholders (including Hopewell Valley preferred holders whose shares would be deemed converted to Hopewell Valley common stock at a rate of 1.55-to-one) had the option to elect to receive either 0.9592 shares of the Company’s common stock or $14.50 in cash for each share of Hopewell Valley common stock, subject to proration to ensure that, in the aggregate, 75% of Hopewell Valley’s common stock was converted into common stock of the Company, and the remaining 25% was exchanged for cash.

The final results of the cash and stock election of Hopewell Valley shareholders were as follows:

•
Holders of approximately 75.09% of the outstanding Hopewell Valley common stock (including converted preferred stock) elected to receive Company common stock in exchange for their shares and they will receive 0.9592 shares of Company common stock for 99.8759% of the shares of Hopewell Valley common stock they owned as of January 8, 2016, and $14.50 in cash for the remaining 0.1241% of their shares;

•	Holders of approximately 7.41% of the outstanding Hopewell Valley common stock (including converted preferred stock) elected to and will receive cash consideration in exchange for their shares; and

•	Holders of approximately 17.50% of outstanding Hopewell Valley common stock made no election and will receive cash consideration in exchange for their shares.

Cash will also be paid at a rate of $16.06 per whole share of Company common stock in lieu of fractional shares a Hopewell Valley shareholder would be entitled to receive.

A copy of the press release announcing the completion of the acquisition is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

(a)Not applicable.
(b)Not applicable.
(c)Not applicable.
(d)Exhibits.

Exhibit No.	Description
99.1	Press release dated January 8, 2016, by Northfield Bancorp, Inc., announcing completion of acquisition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHFIELD BANCORP, INC.

DATE: January 13, 2016	By:	/s/ William R. Jacobs
William R. Jacobs
Chief Financial Officer
(Principal Financial and Accounting Officer)